Exhibit 99.1

                       Stewart Announces Record Year 2003

    HOUSTON, Feb. 17 /PRNewswire-FirstCall/ -- Stewart Information Services Corporation (NYSE: STC) today reported results for the fourth quarter and year end 2003. For the second year in a row, annual revenues, net earnings, orders and earnings per share were the largest in the company's history.

    Revenues for the year 2003 were $2.2 billion, a 26 percent increase from 2002. Net earnings for the year 2003 were $123.8 million, or $6.88 per diluted share, compared with net earnings of $94.5 million, or $5.30 per diluted share, for 2002. Stewart's assets now exceed $1 billion for the first time in the company's history.

    Stewart earned $20.8 million, or $1.15 per diluted share, for the fourth quarter of 2003, compared with earnings of $43.8 million, or $2.46 per diluted share, for the fourth quarter of 2002. Revenues for the fourth quarter increased to $614.9 million compared with $551.3 million a year ago.

    Although revenues for the fourth quarter increased by 12 percent over the fourth quarter of 2002, earnings declined by 53 percent. The fourth quarter included a significantly higher proportion of revenues from agency operations in 2003 (66 percent) compared with the 2002 period (59 percent). In high-volume years like 2003, agency operations generate a lower percentage of earnings to revenues than do direct operations. Employee costs for the rollout of SureClose(R) to more than 400 company locations in 2003 also affected the full year and the fourth quarter. Additionally, reserves taken on litigation in progress and a loss on a mapping/automation contract reduced earnings per share by approximately $0.13 in the fourth quarter.

    Refinancing transactions declined in the second half of 2003 as a result of an overall increase in mortgage interest rates. Most industry experts project current interest rates to continue or move slightly higher and are forecasting significantly fewer refinancing transactions for 2004.

    Stewart's incoming orders in the fourth quarter of 2003 were down
29 percent from the same quarter a year ago. Fourth quarter orders were off 26 percent from the third quarter. Stewart Morris, Jr., president and co-chief executive officer, said, "We monitor our incoming orders daily and weekly. Our employee counts at the end of the year had been reduced by approximately 10 percent from the peak month of July 2003. Our employee costs for the fourth quarter were approximately 13 percent less than the employee costs for the third quarter. We are continuing to lower staff levels and expenses to allow for reduced revenues, while maintaining superior core service to our customers.

    "We continued our systematic analyses and acquisitions of title agencies and real estate information companies, concentrating on transactions that will be accretive to earnings and shareholder wealth," said Morris. "By completing process flow analyses and installing our integrated technology, we create further gains for our shareholders.

    "Our investment in technology allows us to attract top quality personnel and support their effectiveness in serving our customers. The installation of our SureClose(R) transaction management system will allow us to increase the volume of delivery of bundled packages of services for lenders and title agencies," added Morris. "The implementation of our SureClose system is transforming our company to a real estate transaction management business. It also facilitates a shift from paper-based transactions to electronic processing improving both internal efficiency and service to our customers.
By year-end we increased the number of SureClose installations to over 400 company locations with more than 140,000 files in the system. Extra startup expenses are incurred in implementation; however, when fully implemented we believe this will provide us a competitive advantage and help the company better manage its costs through all types of market conditions."

    "The resumption of a payment of an annual cash dividend in the fourth quarter of 2003 of $0.46 per share, the continuing emphasis on growth in book value to $34.47 and all-time record earnings per share in 2003 illustrate our focus on being a value-creating entity," said Malcolm S. Morris, chairman and co-chief executive officer. Indicative of this focus on growing shareholder return, Stewart has been included on the prestigious Forbes Platinum 400 list of the best performing big companies in America for the third consecutive year.

    "The challenge going forward is to right-size in an ever-changing economic landscape, but doing so with the expectation of long run increases in revenues and profitability regardless of short term hurdles," said Morris. Fannie Mae estimates that one-to-four family lending will drop by more than 50 percent in 2004 when compared with 2003 -- with substantially all of the decline coming from reduced refinance transactions. They project 2004 existing and new home sales to be the second best year in history. Industry expectations are for commercial transactions to continue to gain volume. Stewart's recent acquisition of Title Associates, Inc. demonstrates its ongoing emphasis on expansion in the higher premium commercial sector.

    Stewart Information Services Corporation is a technology driven, strategically competitive, global real estate information company. Stewart provides title insurance and related information services through more than 7,200 issuing locations in the United States and several international markets. Stewart meets the needs of the real estate and mortgage industries through the delivery of information services required for settlement using e-commerce. These services include title reports, flood determinations, document preparation, property reports and background checks. Stewart also supplies post-closing services to lenders, automated county clerk land records, property ownership mapping, and GIS for governmental entities. Stewart provides expertise in tax-deferred exchanges. More information about Stewart can be found at www.stewart.com .

    This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart's expectations will be achieved. In particular, historical order counts do not necessarily indicate future revenues because Stewart cannot predict the number of orders that will result in closings.



     Stewart Information Services Corporation

                                                       Three months
                                                     ended December 31
                                                    2003            2002

    Revenues                                   $614,875,000     $551,269,000
    Net earnings                                $20,782,000      $43,828,000
    Average shares - diluted                     18,095,000       17,800,000
    Earnings per share:
      Basic                                           $1.16            $2.47
      Diluted                                         $1.15            $2.46

                                                         Year ended
                                                         December 31
                                                    2003            2002

    Revenues                                 $2,243,262,000   $1,779,716,000
    Net earnings                               $123,755,000      $94,480,000
    Average shares - diluted                     17,980,000       17,826,000
    Earnings per share:
      Basic                                           $6.93            $5.33
      Diluted                                         $6.88            $5.30


     STEWART INFORMATION SERVICES CORPORATION
     CONSOLIDATED STATEMENTS OF EARNINGS
     (In thousands of dollars, except per share amounts)

                                        Three months ended      Year ended
                                            December 31        December 31
                                          2003      2002     2003      2002
                                          (A)
    Revenues
    Title insurance:
      Direct operations                199,748   214,965    892,686    689,588
      Agency operations                391,255   307,342  1,249,800    995,283

    Real estate information services    17,099    19,495     78,666     71,119
    Investment income                    5,220     5,747     19,800     20,694
    Investment gains - net               1,553     3,720      2,310      3,032

                                       614,875   551,269  2,243,262  1,779,716

    Expenses
    Amounts retained by agencies       320,820   249,418  1,024,282    814,651
    Employee costs                     137,114   127,862    573,486    453,304
    Other operating expenses            85,567    70,697    311,741    250,933
    Title losses and related claims     28,266    23,970     94,827     75,920
    Depreciation                         6,741     5,559     25,240     21,383
    Goodwill                               ---       ---        ---        ---
    Interest                               158        32        721        725
    Minority interests                   2,225     2,431     13,462      8,940
                                       580,891   479,969  2,043,759  1,625,856

    Earnings before taxes               33,984    71,300    199,503    153,860
    Income taxes                        13,202    27,472     75,748     59,380
    Net earnings                        20,782    43,828    123,755     94,480

    Average number of diluted shares
     outstanding (000)                  18,095    17,800     17,980     17,826

    Earnings per share - diluted          1.15      2.46       6.88       5.30

    Segment information:
      Title revenues                   597,776   531,774  2,164,596  1,708,597
      Title pretax earnings             34,050    68,892    187,377    145,059

      REI revenues                      17,099    19,495     78,666     71,119
      REI pretax earnings(A)               (66)    2,408     12,126      8,801


                                        Three months ended     Year ended
                                           December 31         December 31
                                         2003      2002      2003      2002
                                         (A)

    Selected financial information (000):
      Cash flow from operations         35,556    70,133    193,540  162,551
      Title loss payments - net of
       recoveries                       18,656    15,270     57,996   48,406
      Other comprehensive earnings -
        net of taxes                     1,349    (2,016)     5,675    5,195
      Average number basic shares       17,975    17,722     17,862   17,736
      Number of title orders opened      171.4     240.6      986.9    833.3

                                                             Dec 31   Dec 31
                                                              2003     2002

      Stockholders' equity                                  621,389  493,592
      Number of shares outstanding                           18,026   17,731
      Book value per share                                    34.47    27.84

    (A) The fourth quarter of 2003 includes expenses of $3.5 million relating to litigation and a REI mapping/computer system project. Net earnings were reduced by $2.3 million, or $.13 per share.


     STEWART INFORMATION SERVICES CORPORATION
     CONSOLIDATED BALANCE SHEETS (condensed)
     (In thousands of dollars)

                                                     December 31   December 31
                                                         2003         2002
    Assets
      Cash and cash equivalents                         114,202      139,156
      Short-term investments                            153,322       50,673
      Investments - statutory reserve funds             375,421      306,501
      Investments - other                                59,035       69,260
      Receivables                                        79,025       69,041
      Property and equipment                             74,174       61,158
      Title plants                                       43,216       40,307
      Goodwill                                           79,084       66,885
      Other                                              54,388       41,005

                                                      1,031,867      843,986

    Liabilities
      Notes payable                                      24,583       14,195
      Accounts payable and accrued liabilities           82,147       83,961
      Estimated title losses                            268,089      230,058
      Deferred income taxes                              22,440       11,284
      Minority interests                                 13,219       10,896

    Contingent liabilities and commitments

    Stockholders' equity
      Common and Class B Common Stock and
       additional paid-in capital                       141,168      134,927
      Retained earnings                                 469,107      353,226
      Accumulated other comprehensive earnings           15,019        9,344
      Treasury stock                                     (3,905)      (3,905)

      Total stockholders' equity                        621,389      493,592

                                                      1,031,867      843,986
      February 17, 2004



SOURCE  Stewart Information Services Corporation
    -0-                             02/17/2004
    /CONTACT: Ted C. Jones, Director - Investor Relations of Stewart Information Services Corporation, +1-713-625-8014/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20030429/STEWLOGO
             AP Archive:  http://photoarchive.ap.org
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    /Web site:  http://www.stewart.com /
    (STC)

CO:  Stewart Information Services Corporation
ST:  Texas
IN:  FIN RLT
SU:  ERN